Exhibit 99.1

XETHANOL ANNOUNCES NEW CHAIRMAN OF THE BOARD
AND NEW PRESIDENT & CHIEF EXECUTIVE OFFICER

NEW YORK - November 10, 2006 - Xethanol Corporation (AMEX: XNL), a biotechnology driven ethanol company, today announced that the Board of Directors has elected William P. Behrens as non-executive Chairman of the Board and David R. Ames as President and Chief Executive Officer of the Company. In aligning his interests with shareholders, Mr. Ames will be drawing an annual salary of $1.00. In the near future, the Compensation Committee of Xethanol’s Board of Directors is expected to implement a non-cash compensation structure for Mr. Ames. Both Mr. Behrens and Mr. Ames were appointed to Xethanol’s Board of Directors on October 3, 2006.

The Company also announced that Marc J. Oppenheimer resigned his Board position after not being elected Chief Executive Officer and that Louis B. Bernstein resigned as interim CEO, President and Director. Both Mr. Oppenheimer and Mr. Bernstein cited philosophical differences with other Board members as a rationale for their resignations.

In response to his election as Chairman, Mr. Behrens commented, “I am pleased to be of service to Xethanol as the company is well positioned for growth. I look forward to resolution of the pending lawsuits and I am determined to keep the management team focused on execution of the business strategies developed by the Company.”

Mr. Behrens currently serves as Vice Chairman of Northeast Securities, Inc., a securities firm which provides private-client advisory, institutional brokerage and investment banking services. He joined Northeast Securities with over 30 years of experience at Ernst & Company. From 1999 to 2001 Mr. Behrens was Chairman and CEO of Investec Ernst & Company, a wholly owned subsidiary of Investec Group, Ltd. Mr. Behrens currently serves as an Official for the American Stock Exchange and served as a member of the Self-Regulatory Organizations Task Force on Options Reform and on committees for the FISC, American Stock Exchange, NSCC and NASD.

Northeast Securities is currently financial advisor to Xethanol assisting management in a range of corporate matters including capital raising, mergers and acquisitions, business operations and strategic planning. In addition, Northeast Securities acted as Xethanol’s placement agent in April 2006 when the Company raised over $34 million.

Mr. Ames’ election as President and CEO is effective immediately. Mr. Ames has been an active venture capital investor in alternative energy companies, technologies, processes and services. He is currently a member of the National Ethanol Vehicle Coalition (NEVC), an association dedicated to bringing together political, business, industry and scientific leaders to focus on the alternative energy marketplace. Mr. Ames recently co-founded Alterna Energy to make investments in alternative energy companies.

In 1999, Mr. Ames, who was the Founder, Chairman, President and Chief Executive Officer of Convergence.com successfully merged the company with the public corporation C-COR. Convergence was the catalyst for Mr. Ames prominence in the cable television industry as one of the pioneering founders of the cable modem industry. Mr. Ames founded Convergence.com in 1994 as one of the first companies to launch and manage high-speed cable modem broadband internet access and other data services over cable systems. At the time Convergence merged with C-COR.net, it had successfully launched data/internet services in more than 40 cities throughout the United States and the world. Prior to forming Convergence.com, Mr. Ames was a consultant to Fortune 500 companies including Digital Equipment Corporation and Kodak.

From 1989 to late 1991, Mr. Ames was Director of Acquisitions and Sales of the Film Division of the Image Bank, the largest global sales and marketing organization for stock film, stills and illustrations. Mr. Ames was responsible for significantly increasing the company’s valuation leading to its acquisition by the Eastman Kodak Company. A native of Ohio, Mr. Ames holds a Bachelor of Science degree from Ithaca College.

David Ames commented, “I am extremely excited about being given the opportunity to lead Xethanol in the further expansion of its business. I believe the Company is positioning itself to exploit alternate feedstocks for the production of cost effective ethanol on a commercial scale, which is a national energy priority. The Company’s innovative and scalable strategy of acquiring dormant industrial facilities that have infrastructure in place attracts strong local political support for revitalizing communities and gives Xethanol a potential competitive advantage in bringing production capacity on line faster and cheaper than starting from scratch. The Company continues the development of its technology base in cooperation with some of the leading research facilities in the nation.”

Added Mr. Ames, “I am pleased to be a member of a hard working management team dedicated to the success of this effort.”

Mr. Behrens further commented, “We are extremely excited to have an individual of the caliber of David as our CEO. His entrepreneurial spirit, management ability and corporate experience will be invaluable to moving Xethanol into the future.”

About Xethanol Corporation

Xethanol Corporation is one of the leaders in the emerging biomass-to-biofuels industry. Xethanol’s mission is to optimize the use of biomass in the renewable energy field and convert biomass that is currently being abandoned or land filled into ethanol and other valuable co-products, especially xylitol. Xethanol’s strategy is to deploy proprietary biotechnologies that will extract and ferment the sugars trapped in these biomass waste concentrations. Xethanol’s strategic value proposition is to produce ethanol and co-products cost effectively with ethanol plants located closer to biomass sources. For more information about Xethanol, please visit its website at http://www.xethanol.com.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as “expects”, “should”, “believes”, “anticipates”, or words of similar import. Similarly, statements that describe Xethanol’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of Xethanol, which could cause actual results to differ materially from those currently anticipated. Although Xethanol believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it cannot give any assurance that such expectations will be fulfilled. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release, and Xethanol does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.